Exhibit 10.17

PORTFOLIO ADVISORS ALLIANCE, INC.

330 Madison Avenue, 6th Floor

New York, New York 10016

Tel.: (212) 812-8900 / (800) 804-2595

Fax: (212) 867-1993

January 3, 2014

Cardax Pharma, Inc.

2800 Woodlawn Drive, Suite 129

Honolulu, Hawaii 96822

Attention:	Mr. David G. Watumull,

President and Chief Executive Officer

Re:  Financial Consulting Agreement

Dear Mr. Watumull:

This financial consulting agreement (this “Agreement”) sets forth the terms upon which Cardax Pharma, Inc., a Delaware corporation (and unless the context otherwise requires, from and after the Commencement Date (as hereinafter defined), PubCo, including any of their respective successors thereto, the “Company”), shall engage Portfolio Advisors Alliance, Inc., a California corporation (the “Consultant”), which is a registered broker-dealer and a member of the Financial Industry Regulatory Authority, on a non-exclusive basis and during the Term (as hereinafter defined) to perform services related to financial consulting and public relations matters as more particularly set forth herein. We acknowledge that our non-exclusive right to act as the Company’s financial and public relations advisor is with the consent of Agincourt Ltd. (which consent is evidenced by its signature below) whose prior existing commitment from the Company to serve as the Company’s exclusive financial advisor will continue in effect following the termination of the Consultant’s services hereunder. In addition, with the consent of Agincourt, Ltd., the Consultant is, concurrently herewith, entering into a Placement Agent Agreement relating to the Consultant’s services as placement agent for a private placement (the “Private Placement”) of securities of the Company.

1.          Services. Commencing on the Commencement Date, the Consultant shall act as a non-exclusive advisor to the Company with respect to financial and public relations matters, and in that capacity the Consultant shall perform such services related to financial and public relations matters (the “Services”) as may be reasonably requested by the Company from time to time, which services may include, but will not necessarily be limited to:

(a)          advice regarding obtaining financing, including introducing the Company to accredited investors, which may be corporations, partnerships, mutual funds, hedge funds, investment partnerships, securities firms, lending and other institutions and entities, as well as select high net worth individuals for the purposes of providing financing in the form of equity or equity-linked securities of the Company or a combination of the foregoing (a “Corporate Financing Transaction”);

(b)          advice regarding the financial structure of the Company or its divisions or any programs and projects undertaken by any of the foregoing;

(c)          counsel to the Company regarding its overall strategy and related activities within the financial community;

(d)          advice regarding proposed press releases by the Company;

(e)          assistance to the Company with the preparation and revision of presentation materials for meetings with the investment community; and

(f)          such other services as the Company may reasonably request of the Consultant from time to time.

In addition, from time to time, subject to scheduling availability, the Consultant shall:

(i)	meet with the financial community on behalf of Company;

(ii)	survey key analysts, brokers and institutional investors:

(iii)	arrange meetings between Company’s senior management and members of the financial community, including individual meetings, informal group meetings and formal presentations.

2.          Performance of Services. The Consultant shall provide the Services requested by Company at times determined in the reasonable good faith discretion of the Consultant, giving due regard to the timing needs of the Company and the reasonable scheduling and other commitments of the Consultant. Such services shall be provided in person, by telephone, by email or by such other means as the Consultant shall reasonably determine in good faith. The Company and the Consultant agree that the Services to be provided hereunder by the Consultant are not exclusive, that the Company has existing relationships and is free to pursue new relationships with other financial advisors, and that the Consultant has other business obligations, including providing financial advisory and consultant services to others. The Company agrees that the provision of such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement and that the provision of similar financial advisory service by other advisors to the Company shall not constitute a breach hereof of any duty owed by the Company to the Consultant by virtue of this Agreement. Nothing contained herein shall be construed to limit or restrict the Consultant in conducting such businesses with respect to others or in rendering such services to others.

2

3.          Relationship of the Parties. The Consultant shall be, and at all times during the Term (as hereinafter defined) shall remain, an independent contractor. As such, the Consultant shall determine the means and methods of performing the Services hereunder and shall render the Services at such places and by such means as it determines.

4.          Expenses. The Company shall pay all -approved reasonable costs and expenses incurred by the Consultant that were pre-approved by the Company in the performance of its duties hereunder, including but not limited to reasonable and documented travel, legal fees and other expenses. The Consultant will not bear any of the Company’s legal, accounting, printing or other expenses in connection with any transaction considered or consummated hereby. It also is understood that neither the Consultant, nor any of its officers, directors, employees or agents, will be responsible for any fees or commissions payable to any finder or to any other financial or other advisor utilized or retained by the Company.

5.          Compensation. As the compensation to the Consultant for its services hereunder, the Company shall cause to be issued to the Consultant, on the Commencement Date, five-year warrants to purchase four hundred thousand (400,000) shares of the common stock of PubCo (as hereinafter defined), which warrants will have an exercise price equal to the unit purchase price in the Private Placement (expected to be $0.625 per share), will have a cashless exercise feature, and will provide customary anti-dilution protection for structural changes in the issuer’s capitalization. The form of the warrant is attached hereto.

6.          Additional Services. Should Company desire the Consultant to perform additional services not outlined herein, Company may make such request to the Consultant in writing. The Consultant may agree to perform those services at its sole discretion and may enter into additional definitive agreements with the Company which shall set forth the Consultant’s obligations in connection with such transactions, as well as the compensation to be paid the Consultant with respect to its additional services.

7.          Term. This Agreement shall commence on the date (if any, the “Commencement Date”) of the consummation of the merger contemplated by that certain merger agreement dated as of November 27, 2013, as the same may be amended, by and between the Company, Koffee Korner, Inc., a Delaware corporation (“PubCo”), and Cardax Pharmaceuticals, Inc., that provides for the merger of the Company with a wholly owned subsidiary of PubCo (“PubCo Sub”), and shall remain in effect for twelve (12) months from the Commencement Date.

3

8.         Confidentiality. The Non-Disclosure Agreement between the Company and the Consultant dated as of November 5, 2013 shall remain in full force and effect following the execution and delivery of this Agreement.

9.         Indemnification. The Company shall indemnify the Consultant in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.

10.       Limitation Upon the Use of Advice and Services. Use of the Consultant’s name requires the prior written approval of the Consultant unless the Company is required by law to include the Consultant’s name in annual filings, other report or release of the Company, in which event the Company shall furnish to the Consultant copies of such annual reports or other reports or releases using the Consultant’s name in advance of publication by the Company.

11.       Cooperation. The Company will cooperate with and will furnish the Consultant or entities introduced by the Consultant with all reasonable information and data concerning the Company which the Consultant considers appropriate and will provide the Consultant with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents that all information provided to the Consultant for distribution to investors will be complete and correct in all material respects. Notwithstanding anything set forth above to the contrary, the Consultant shall not be responsible for any due diligence investigation of the Company on behalf of any other party in connection with its services hereunder or in connection with any Corporate Finance Transaction.

12.       Termination. This Agreement may be terminated at any time prior to the expiration of the Term by Consultant upon five (5) days prior written notice to the Company if there a breach or default by the Company and by the Company upon five (5) days prior written notice to Consultant for any breach or default by Consultant or by the mutual consent of . In the event of any such termination, this engagement letter shall terminate and shall be of no further force and effect except that (i) Consultant shall be entitled to retain the warrants issued to it pursuant to paragraph 5 hereof and receive reimbursement for expenses it has incurred up to the date of such termination in accordance with Paragraph 5 hereof and (ii) the sections headed “Confidentiality,” “Indemnification,” “Limitation,” and “Miscellaneous,” will survive.

13.       Miscellaneous.

(a)          Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Anything to the contrary notwithstanding, the Company shall cause all of its obligations hereunder, including its obligations under Annex A hereto, to be binding upon and enforceable directly against PubCo.

4

(b)          Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be delivered by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received:

If to the Consultant, to:

Portfolio Advisor Alliance, Inc.

330 Madison Avenue, 6th Floor

New York, New York 10017

Telephone: 212-812-8900

Facsimile: 212-867-1993

E-Mail: kwasserman@allenps.com

Attention:	Ms. Kerri Wasserman,

Chief Compliance Officer

With a copy to:

Timothy I. Kahler, Esq.

Troutman Sanders, LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 704-6169

Fax: (212) 704-5948

E-Mail: timothy.kahler@troutmansanders.com

If to the Company, to:

Cardax Pharma, Inc.

2800 Woodlawn Drive, Suite 129

Honolulu, Hawaii 96822

Telephone: (808) 457-1400

Facsimile: (808) n237-1509

E-Mail: DWatumull@cardaxpharma.com

Attention:	Mr. David G. Watumull,

      President and Chief Executive Officer

5

With a copy to:

Richard M. Morris, Esq.

Herrick, Feinstein LLP

Two Park Avenue

New York, New York 10016

Telephone: (212) 592-1432

Fax: (212) 592-1500

E-Mail: rmorris@herrick.com

(c)          Applicable Law; Arbitration. This Agreement shall be deemed to have been made and delivered exclusively in New York, New York and shall be governed as to validity, interpretation, construction, effect and in all other respects solely and exclusively by the internal laws of the State of New York without regard to principles of conflicts of law thereof. Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally and exclusively resolved by arbitration in accordance with the Rules of FINRA as at present in force. The parties hereto exclusively and irrevocably agree that arbitration shall take place in New York, New York. The parties hereby irrevocably submit themselves to the sole and exclusive jurisdiction of the arbitration tribunal in New York, New York under the auspices of FINRA. The award of the arbitrators may include, without limitation, one or more of the following: a monetary award, a declaration of rights, an order of specific performance, an injunction, reformation of the contract. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court having jurisdiction over the subject matter thereof. The cash expenses of the arbitration (including without limitation reasonable fees and expenses of counsel, experts and consultants) shall be borne by the party against whom the decision of the arbitrators is rendered; provided that if a party prevails only partially, such party shall be entitled to be reimbursed for such costs and expenses in the proportion that the dollar amount successfully claimed by the prevailing party bears to the aggregate dollar amount claimed.

(d)          Counterparts. This Agreement and any amendments, waivers, consents, or supplements may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement, any amendments, waivers, consents or supplements, by facsimile or by email of a pdf or similar copy shall be as effective as delivery of a manually executed counterpart thereof.

(e)          No Waiver, Etc. No provision of this Agreement may be changed or terminated except by a writing signed by the party or parties to be charged therewith. Any party hereto may waive compliance by the other with any of the terms, provisions and conditions set forth herein; provided, however, that any such waiver shall be in writing specifically setting forth those provisions waived thereby. No such waiver shall be deemed to constitute or imply a waiver of any other term, provision or condition of this Agreement.

6

(f)          Entire Agreement. This Agreement contains the entire agreement between the parties hereto and is intended to supersede any and all prior agreements between the parties relating to the same subject matter.

[The remainder of this page is intentionally blank.]

7

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return this Agreement, whereupon it will become a binding agreement between the Company and the Consultant in accordance with its terms as of the date first appearing above.

Very truly yours,

PORTFOLIO ADVISORS ALLIANCE, INC.

By:	/s/ Kerri Wasserman
Name: Kerri Wasserman
Title: Chief Compliance Officer
and Authorized Signatory

Accepted and approved this Third (3rd) day of January 2014:

CARDAX PHARMA, INC.

By:	/s/ David G. Watumull
	Name:	David G. Watumull
	Title:	President and Chief Executive Officer

Agincourt Ltd. hereby consents and agrees to the foregoing matters as of the date first set forth above.

AGINCOURT LTD.

By:	/s/ James J. Cahill
	Name:	James J. Cahill
	Title:	Managing Director

8

ANNEX A

This Annex A is attached to and incorporated by reference into the Financial Consulting Agreement (the “Agreement”) between Cardax Pharma, Inc., a Delaware corporation (the “Company”), and Portfolio Advisors Alliance, Inc., a California corporation (the “Consultant”), dated January 3, 2013. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

The Company hereby agrees to indemnify and hold harmless the Consultant and its affiliates, and the respective directors, officers, partners, controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended), agents, sub-agents, and employees of the Consultant or any of its affiliates (the Consultant and each such other person or entity being referred to individually as an “Indemnified Person” and, collectively, as “Indemnified Persons”), to the fullest extent lawful, from and against any and all Damages (as hereinafter defined) directly or indirectly in connection with, arising out of, based upon, or in any way related to the engagement of the Consultant under the Agreement or any transaction, thing or conduct in connection therewith. The Company will not, however, be responsible for any Damages, or any associated counsel fees or expenses, that are finally determined in the manner specified by the Agreement (and not subject to further review) to have resulted from the Consultant’s or other Indemnified Person’s bad faith, willful misconduct or gross negligence.

“Damages” means any and all losses, Actions (as hereinafter defined), damages, judgments, assessments, investigation costs, settlement costs, fines, penalties, arbitration awards and any other liabilities, costs, fees and expenses, including without limitation all documented out of pocket costs and expenses, including reasonable counsel fees and disbursements, in connection with investigating, preparing for and defending any Action to which the Consultant or any other Indemnified Person is named as a party or is reasonably anticipated to become a party thereto, whether or not in connection with any pending or threatened Action, caused by or arising out of or in connection with the Consultant acting pursuant to the Agreement.

“Action” means any formal or informal action, case, claim, litigation, appeal, hearing, inquest, investigation, arbitration, mediation, inquiry or other proceeding (including, without limitation, stockholder actions).

If multiple claims are brought against an Indemnified Person, with respect to at least one of which indemnification is permitted under applicable law and provided for under the terms of this Annex A, the Company agrees that all Damages associated therewith, including any judgment or award against such Indemnified Person in connection therewith, shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for hereunder, except to the extent the judgment or award expressly states that it, or any portion thereof, is based on a claim as to which indemnification is not available.

A-1

The Company also agrees that neither the Consultant nor any other Indemnified Person shall have any liability to the Company for, in connection with or arising out of the engagement of the Consultant under the Agreement except for any such liability for Damages, including attorneys fees, incurred by the Company that are finally determined in the manner specified by the Agreement (and not subject to further review) to have resulted from the Consultant’s or other Indemnified Person’s bad faith, willful misconduct or gross negligence.

In no event shall the Company or any Indemnified Person be responsible for any special, indirect or consequential damages incurred by the other; provided that nothing in this sentence shall be deemed to (i) relieve the Company of any obligation it may otherwise have hereunder to indemnify an Indemnified Person for any such damages asserted by an unaffiliated third party or (ii) relieve the Consultant of any liability it may otherwise have hereunder to the Company for any such damages which the Company becomes legally obligated to pay to an unaffiliated third party.

In the event that the foregoing indemnity is unavailable (except by reason of the bad faith, willful misconduct or gross negligence of the Consultant or an Indemnified Party), then the Consultant and the Company shall contribute to amounts paid or payable by the Indemnified Parties, in respect of the Damages sustained or incurred by the Indemnified Parties, in such proportion as appropriately reflects the relative benefits received by, and the relative fault of, the Consultant and the Company in connection with the matters as to which such Damages relate and other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Consultant exceed the amount of the Consultant Fees actually received by the Consultant in cash from the Company under the terms of the Agreement.

The Company will not, without the Consultant’s prior written consent (which shall not be unreasonably withheld), consent to the entry of any judgment in or otherwise seek to terminate any Action in respect of which indemnification may be sought hereunder (if any Indemnified Person is a party, or reasonably anticipated to become a party, thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Damages arising out of such Action. No Indemnified Person seeking indemnification, reimbursement or contribution hereunder will, without prior written consent the Company, which consent shall not be unreasonably withheld, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Action in respect of which indemnification may be sought hereunder.

A-2

Promptly after receipt by an Indemnified Person of notice of its involvement in any Action, the Consultant shall, if a claim for indemnification in respect thereof is to be made against the Company hereunder, notify the Company of such involvement; provided, however, that the failure to so notify the Company shall not relieve the Company of any liability that it may have under the provisions of this Annex A except to the extent that it has been prejudiced in any material respect by such failure, or from any liability which it may otherwise have to the Indemnified Parties.

If an Indemnified Person is entitled to indemnification under this Annex A with respect to any action or proceeding brought by a third party, the Company shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnified Person. Upon assumption by the Company of the defense of any such action or proceeding, the Indemnified Person shall have the right to participate in such action or proceeding and to retain its own counsel, but the Company shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof unless the Company shall have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner.

A-3